EXHIBIT 2.1
EXECUTION VERSION

First Amendment to the Share Purchase Agreement, dated as of April 24, 2018 (the “Purchase Agreement”), dated as of May 3, 2019, by and among:

(1)	Nidec Corporation, a corporation organized under the laws of Japan (“Buyer”),

(2)	Whirlpool Corporation, a Delaware corporation (“Seller”), and

(3)	each of the Press Sellers, as such term is modified by this Amendment, collectively, the “Parties”.
Capitalized terms used herein without definition are defined in the Purchase Agreement.
W I T N E S S E T H :
Whereas:

(A)	Buyer, Seller and each of the Press Sellers are party to the Purchase Agreement;

(B)
Pursuant to the Purchase Agreement, the Parties agreed that: (i) the Elected Italian Assets and the Italian Distribution Business Employees would be further defined; (ii) any proposed amendments to the Restructuring Plan would be negotiated in good faith with a view to optimizing value to each of Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand; and (iii) the Micro Plan would be developed by Seller, in consultation with Buyer, setting forth in reasonable detail the steps and transactions in furtherance of implementation of the Restructuring Plan and Seller’s obligations set forth in Section 5.1.5(v) thereof;

(C)	The Restructuring Plan attached to the Purchase Agreement does not specify the purchasing entities in respect of the Press Shares and sets forth a deal structure pursuant to which, inter alia:

a.	Buyer is to acquire shares in a new holding company to be formed in Hong Kong; and

b.	Buyer is to acquire the Press Business located in Mexico through acquiring shares in Embraco Luxembourg;

(D)	The Parties want to revise certain elements of the acquisition structure by changing the Restructuring Plan to:

a.	provide that Nidec Europe, a wholly-owned Subsidiary of Buyer, will acquire the equity interests in BESCO and EECON;

b.
(i) acknowledge that Seller has caused Embraco Luxembourg to undergo a migration to a Delaware limited liability company, to be renamed Embraco NA Manufacturing LLC (“Embraco US”) and completed all other steps set forth in Step 1 of Phase I of the Restructuring Plan (together, the “Luxembourg Migration”, and the term “Embraco US” shall mean Embraco Luxembourg following the effectiveness of the Luxembourg Migration) and (ii) provide that Nidec Motor Corporation, a wholly-owned subsidiary of Buyer, will acquire the membership interests in Embraco US; and

c.	provide that the purchasing entities in respect of the Press Shares are specified;

(E)
The Parties have reached agreement with respect to the Elected Italian Assets, the Italian Distribution Business Employees, the Restructuring Plan (including with respect to the purchasing entities of the Press Shares and the deal structure in China, Luxembourg and Mexico), the Micro Plan, the Purchase Price Allocation and the Final Allocation and certain other matters related thereto and want to amend the Purchase Agreement as set forth in this Amendment; and

(F)
The Parties have reached agreement with respect to: (i) an estimated Closing Balance Sheet prepared on the basis of the Accounting Principles; (ii) estimated Transaction Expenses; (iii) estimated Closing Cash on Hand; (iv) estimated Working Capital as of the close of business on the Closing Date (without giving effect to the transactions contemplated hereby); (v) estimated Closing Indebtedness; (vi) the estimated Restructuring Fee; (vii) the BSH Amount and, based thereon, (vii) the amount to be paid at Closing, in each case related to the Press Business. The amount to be paid at Closing is $1,130,727,806.

Now, therefore, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
Modification of Terms
For purposes of this Amendment and the Purchase Agreement, as amended by this Amendment, the term “Agreement” shall refer to the Purchase Agreement as amended hereby and from time to time.

1	Article 1

1.1	Section 1.1 of the Purchase Agreement is hereby amended by adding the following defined terms in appropriate alphabetical order:
““Amendment” means this First Amendment to the Share Purchase Agreement, dated as of May 3, 2019, by and among the Parties.”
““BESCO” means Beijing Embraco Snowflake Compressor Company Ltd.”
““BESCO License Date” means the date on which the BESCO Operating License is issued and effective on substantially similar terms on which BESCO held such license on the day immediately prior to such date.”
““BESCO Operating License” means the new Business License (营ª业µ执´照Õ) of BESCO issued by SAMR to BESCO which marks the completion of the change registration with SAMR (see (ii) of BESCO Regulatory Approval).”
““BESCO Regulatory Approval” means (i) the change filing with the authorized local office of the Ministry of Commerce of the People’s Republic of China at the place of incorporation of BESCO and (ii) the change registration with the authorized local offices of State Administration for Market Regulation of the People’s Republic of China at the place of incorporation of BESCO (“SAMR”), with respect to the equity transfer contemplated under Section 2.2.2(iv), and, effective upon the Closing Date, the change of the directors, general managers and supervisors of BESCO (a list of which is set out in Schedule 2.2.2(iv)(A)) to the directors, general managers and supervisors nominated or appointed by Buyer.”
““BESCO Seller Leakage” means:
(i) any dividend, distribution or payments of any nature declared, paid or made on or prior to the BESCO License Date by BESCO to Seller, any Press Seller or any Affiliate of Seller or any Press Seller (other than a Transferred Press Subsidiary);

(ii) any payments made or agreed to be made or any assets transferred or agreed to be transferred by BESCO to Seller, any Press Seller or any Affiliate of Seller or any Press Seller (other than a Transferred Press Subsidiary);
(iii) any liabilities assumed, indemnified or incurred or agreed to be assumed, indemnified or incurred by BESCO for the benefit of Seller, any Press Seller or any Affiliate of Seller or any Press Seller (other than a Transferred Press Subsidiary);
(iv) the waiver or agreement to waive by BESCO of any amount owed to such entity by Seller, any Press Seller or any Affiliate of Seller or any Press Seller (other than a Transferred Press Subsidiary); or
(v) any agreement or arrangement by or on behalf of BESCO to give effect to any of the matters referred to in (i) to (iv) above, but does not include any BESCO Seller Permitted Leakage.”
““BESCO Seller Permitted Leakage” means any matter undertaken by or on behalf of BESCO at the written request of Buyer and any amounts paid or payable pursuant to a Contract entered into between BESCO and any Affiliate of Seller or pursuant to a valid judgment or arbitral award.”
““BSH Amount” means an amount equal to three million euros (EUR 3,000,000).”
““Chinese Tax Amount” has the meaning given in Section 10.1.5.”
““Chinese Tax Filings” means the tax reporting package(s) required to be filed with the appropriate Taxing Authorities of the People’s Republic of China in respect of the reporting of Chinese Tax Amount (if any) that may be due on the China-related transactions contemplated by this Agreement. For the avoidance of doubt, Chinese Tax Filings do not include any Chinese stamp duty filings required to be filed with a Governmental Authority.”
““EECON License Date” means the date on which the EECON Operating License is issued and effective on substantially similar terms on which EECON held such license on the day immediately prior to such date.”
““EECON Operating License” means the new Business License (营ª业µ执´照Õ) of EECON issued by SAMR to EECON which marks the completion of the change registration with SAMR (see (ii) of EECON Regulatory Approval).”
““EECON Regulatory Approval” means (i) the change filing with the authorized local office of the Ministry of Commerce of the People’s Republic of China at the place of incorporation of EECON and (ii) the change registration with the authorized local offices of State Administration for Market Regulation of the People’s Republic of China at the place of incorporation of EECON (“SAMR”), with respect to the equity transfer contemplated under Section 2.2.2(iv), and, effective upon the Closing Date, the change of the directors, general managers and supervisors of EECON (a list of which is set out in Schedule 2.2.2(iv)(B)) to the directors, general managers and supervisors nominated or appointed by Buyer.”
““EECON Seller Leakage” means:

(i) any dividend, distribution or payments of any nature declared, paid or made on or prior to the EECON License Date by EECON to Seller, any Press Seller or any Affiliate of Seller or any Press Seller (other than a Transferred Press Subsidiary);
(ii) any payments made or agreed to be made or any assets transferred or agreed to be transferred to Seller, any Press Seller or any Affiliate of Seller or any Press Seller (other than a Transferred Press Subsidiary);
(iii) any liabilities assumed, indemnified or incurred or agreed to be assumed, indemnified or incurred by EECON for the benefit of Seller, any Press Seller or any Affiliate of Seller or any Press Seller (other than a Transferred Press Subsidiary);
(iv) the waiver or agreement to waive by EECON of any amount owed to such entity by Seller, any Press Seller or any Affiliate of Seller or any Press Seller (other than a Transferred Press Subsidiary); or
(v) any agreement or arrangement by or on behalf of EECON to give effect to any of the matters referred to in (i) to (iv) above, but does not include any EECON Seller Permitted Leakage.”
““EECON Seller Permitted Leakage” means any matter undertaken by or on behalf of EECON at the written request of Buyer and any amounts paid or payable pursuant to a Contract entered into between EECON and any Affiliate of Seller or pursuant to a valid judgment or arbitral award.”
““Embraco Mexico” means Embraco Mexico, S. de R.L. DE C.V.”
““Embraco Servicios” means Embraco Mexico Servicios, S. de R.L. de C.V.”
““Embraco US” has the meaning given in the recitals to this Amendment.”
““Final Mid-Month Adjustment Amount” means the Mid-Month Adjustment Amount, as finally determined in accordance with Section 2.3.4.”
““Luxembourg Migration” has the meaning given in the recitals to this Amendment.”
““Mid-Month Adjustment Amount” means (i) (x) the Monthly Profit multiplied by (y) a fraction, the numerator of which is (A) the number of calendar days from the first day of the month through and including the Closing Date and the denominator of which is (B) the number of days of such calendar month (it being understood such amount could be positive or negative) minus (ii) to the extent not taken into account in Monthly Profit, any dividends or other distributions declared or paid during such calendar month by any Transferred Press Subsidiary to Seller or any Press Seller.”
““Monthly Profit” means (i) the after-Tax profit of the Press Business for the calendar month in which the Closing occurs as reflected on a consolidated standalone income statement of the Press Business derived from the statutory accounts of the Press Business for such month, prepared in accordance with the Accounting Principles, plus (ii) any adjustment required by Section 5.2.9.”
““Nidec Europe” means Nidec Europe B.V.”

““Reference Date” means the last calendar day of the month prior to the month in which the Closing Date occurs.”
““Restructuring Fee” means an amount equal to sum of (i) fifty percent (50%) of the reasonable out-of-pocket tax consulting expenses and legal fees paid by Seller and its Affiliates for the tax and legal analysis for the revisions to the Restructuring Plan as set forth in this Amendment (excluding the revisions to the Restructuring Plan with respect to the Luxembourg Migration) and (ii) one hundred percent (100%) of (1) the reasonable out-of-pocket tax consulting expenses and legal fees paid by Seller and its Affiliates for the tax and legal analysis for the revisions to the Restructuring Plan as set forth in this Amendment with respect to the Luxembourg Migration, (2) the reasonable out-of-pocket expenses paid by Seller and its Affiliates to implement the Luxembourg Migration, (3) the out-of-pocket expenses for third-party warehouses and additional freight costs paid by Seller and its Affiliates for implementation of the Luxembourg Migration and (4) any actual losses in operations, production or sales related to the risks identified by Seller to Buyer prior to the date hereof in connection with the implementation of the Luxembourg Migration (provided, however, for the avoidance of doubt, the Parties agree such actual losses, as of the date hereof, are zero). The estimated restructuring fee for the foregoing clause (i) and (ii) to be used for purpose of calculating the Estimated Purchase Price is one million four hundred thousand US dollars ($1,400,000). Seller shall provide sufficient evidence with respect to the calculation of such fees to the Buyer within thirty (30) Business Days after the Closing for purpose of adjusting and calculating the Final Purchase Price.”
““Riva Property” means the real property owned by Italy NewCo located at via Pietro Andriano no. 12, Riva Presso Chieri (TO), Italy, cadastral data: sheet no. 7, parcel 2, sub 113 and sheet 13 no. 87 sub.17 "graffati" - floors S1-T-1 - cat. D/8.”
““Riva Property Contribution Agreement” means the deed of contribution of the distribution line of business from Embraco Europe to Italy NewCo, executed as a deed on November 28, 2018 (Rep. 75.344 - Coll. 11.852) and registered with the Turin Register of the Companies ("Registro Imprese di Torino").”

1.3	Section 1.1 of the Purchase Agreement is hereby amended by deleting the following defined terms:

““HK NewCo” means a new holding company to be formed in Hong Kong pursuant to the Restructuring Plan.”
““Up Points” has the meaning given in Part C of Annex A.”

2.3	Section 1.1 of the Purchase Agreement is hereby amended by amending and restating the following defined terms to read as follows:

““Closing Cash on Hand” means, as of the close of business on the Reference Date (without giving effect to the transactions contemplated hereby), the aggregate amount of Cash, as determined in accordance with the Accounting Principles, other than Trapped Cash; provided, however, notwithstanding the foregoing, Closing Cash on Hand shall (i) be reduced by the amount of any checks and drafts issued by

Transferred Press Subsidiaries and uncleared by the bank as of close of business on the Reference Date, and (ii) shall include the amount of any checks and drafts received or deposited for the account of the Transferred Press Subsidiaries and not credited to the account of the relevant Transferred Press Subsidiary as of close of business on the Reference Date.”
““Closing Indebtedness” means, as of the close of business on the Reference Date (without giving effect to the transactions contemplated hereby), the aggregate amount of Indebtedness of the Transferred Press Subsidiaries, as determined in accordance with the Accounting Principles; provided that Closing Indebtedness shall exclude Indebtedness solely among the Transferred Press Subsidiaries.”
““Current Assets” means the current assets of the Transferred Press Subsidiaries as of the close of business on the Reference Date (without giving effect to the transactions contemplated hereby) set out in Appendix A that are stated to be included in Final Working Capital, as determined in accordance with the Accounting Principles, subject to adjustments as of the close of business on the Reference Date corresponding to the adjustments footnoted to Appendix A.
““Current Liabilities” means the current liabilities of the Transferred Press Subsidiaries as of the close of business on the Reference Date (without giving effect to the transactions contemplated hereby) set out in Appendix A that are stated to be included in Final Working Capital, as determined in accordance with the Accounting Principles, subject to adjustments as of the close of business on the Reference Date corresponding to the adjustments footnoted to Appendix A.”
““Elected Italian Assets” means those items set forth on Schedule 1.6.”
““Final Working Capital” means the amount of Working Capital as of the close of business on the Reference Date (without giving effect to the transactions contemplated hereby), as finally determined in accordance with Section 2.3.4.”
““Italy NewCo” means Embraco Eurosales s.r.l., a limited liability company organized under the laws of Italy pursuant to the Restructuring Plan.”

2	Article 2

2.2	The first paragraph of Section 2.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“The closing of the sale and purchase of the Press Shares (the “Closing”) shall take place at the offices of Linklaters LLP, 1345 Avenue of the Americas, New York, New York, at 10:00 a.m. Eastern (Daylight) time, on the date that is the third (3rd) Business Day after the conditions set forth in Article 7 have been satisfied or, to the extent permitted by Law, waived by the party entitled to waive such conditions (other than conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or, to the extent permitted by Law, waiver by the party entitled to do so of such conditions), or on such other date as the Parties may agree to in writing (the “Closing Date”); provided, however, if commercial banks in Amsterdam, Luxembourg, Milan or Sao Paulo are authorized or required to be closed on such date, the Closing Date shall be the next Business Day. At Closing:”

2.2	Section 2.2.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“each Press Seller shall execute and/or deliver, or cause to be executed and/or delivered, to Buyer’s Affiliates any required Local Agreements to effect the following:

i.	Italy the acquisition by Nidec Europe, of 100% of the corporate capital of Italy NewCo;

ii.
Slovakia the acquisition by Nidec Europe, of 99.9967% of the shares in Embraco Slovakia and the acquisition by Buyer of 0.0033% of the shares in Embraco Slovakia (corresponding to a contribution to registered capital of Embraco Slovakia equal to EUR 996);

iii.	Russia the acquisition by Nidec Europe of 0.01% of the shares in Embraco Russia;

iv.	China the acquisition, by Nidec Europe of: (a) 69.18% of the equity interests in BESCO; and (b) 100% of the equity interests in EECON;

v.	Brazil the acquisition by NIDEC GPM do Brasil Automotiva Ltda. of 99.99% of the quotas in Embraco Brazil and the acquisition by Buyer of 0.01% of the quotas in Embraco Brazil;

vi.	Uruguay the acquisition by Nidec Motor Corporation of 100% of the shares in Ealing Compañia de Gestiones y Participaciones S.A.; and

vii.	United States the acquisition by Nidec Motor Corporation of 100% of the membership interests of Embraco US.”

2.3	Section 2.2.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“each Press Seller shall execute and/or deliver, or cause to be executed and/or delivered, to Buyer all certificates and documents necessary and take such steps as are required to transfer the Press Shares to Buyer and its Affiliates in accordance with this Agreement, including the Restructuring Plan. In furtherance of the foregoing, the relevant Press Seller shall do the following in relation to the Press Shares and Transferred Press Subsidiary incorporated or located in the jurisdictions listed below:

i.
Italy In relation to the quotas representing the entire corporate capital of Italy NewCo, the relevant Press Seller shall transfer title over such quotas to Nidec Europe through the execution, together with Nidec Europe, of a notarial deed of transfer of quotas. The notary who will notarize the deed of transfer shall be Ciro De Vivo.

ii.
Slovakia In relation to the participation interests of Embraco Slovakia, the relevant Press Seller shall deliver to the Buyer: (i) evidence of the filing of the petition to register the transfer of the participation interests with the commercial register in Slovakia, in the form of copies of an electronic message to the register with the registration petition and confirmation from the register that the petition is being processed with an assigned file number; (ii) an original or notarized copy of (a) an extract from the commercial register for Embraco Slovakia not older than three months; (b) an apostilled extract from the applicable trade register for such Press Seller, evidencing legal existence and authorization to act in the name of such Press Seller affixed with an official Slovak translation of the extract and the apostille; and (iii) if a third party will act as an attorney of such Press Seller, apostilled power of attorney with notarized signatures of the grantor whose authorization to act in the name of such Press Seller is apparent from the extract under paragraph (ii) above affixed with an official Slovak translation of the power of attorney, notarization and the apostille.

iii.
Russia In relation to the shares of Embraco Russia, the relevant Press Seller shall transfer in favor of Nidec Europe all the participation interests owned by such Press Seller by executing a Russian law-governed participation interest transfer instrument, an offer document and a waiver of pre-emptive right before a Russian notary, and by doing any other things as are necessary to cause such transfer to be registered with the Russian Unified State Register of Legal Entities.

iv.	China In relation to the equity interests of:

A.
BESCO, the relevant Press Seller shall deliver to Nidec Europe: (i) board resolutions (as required by the articles of association of the relevant company) duly obtained by Whirlpool S.A. and Whirlpool Overseas Holdings, LLC approving the transfer of the equity interests from Whirlpool S.A. and Whirlpool Overseas Holdings, LLC respectively to Nidec Europe; (ii) removal letters to remove the existing directors, supervisors and general manager of BESCO and resignation letters for the individuals set forth on Schedule 2.2.2(iv)(A) in respect of BESCO; and (iii) the application documents required to be issued by the relevant Press Seller or its representatives or duly signed by the relevant Press Seller or its representatives in order to effect the BESCO Regulatory Approvals.

B.
EECON, the relevant Press Seller shall deliver to Nidec Europe: (i) shareholder resolutions or board resolutions (as required by the articles of association of the relevant company) duly obtained by Whirlpool S.A. approving the transfer of the equity interests from Whirlpool S.A. to Nidec Europe; (ii) removal letters to remove the existing directors, supervisors and general manager of EECON and resignation letters for the individuals set forth on Schedule 2.2.2(iv)(B) in respect of EECON; and (iii) the application documents required to be issued by the relevant Press Seller or its representatives or duly signed by the relevant Press Seller or its representatives in order to effect the EECON Regulatory Approvals.

v.
Brazil In relation to the quotas of Embraco Brazil, the Press Sellers shall cause Embraco Brazil to hold a quotaholders’ meeting in order to (a) approve the sale and transfer of all quotas of Embraco Brazil from Press Sellers to Buyer and, if applicable, waive preemptive rights for the purchase of the quotas, (b) amend the articles of association (Contrato Social) of Embraco Brazil to reflect the sale and transfer of all quotas, (c) approve the resignation of the current manager(s) of Embraco Brazil, who will grant to Embraco Brazil the most full, comprehensive, general, irrevocable and irreversible release for any claim or demand such manager(s) may have against Embraco Brazil whether now or in the future, in or out of courts, and (d) elect new manager(s) appointed by Buyer.

vi.	Uruguay In relation to the shares of Ealing Compañía de Gestiones y Participaciones S.A., the relevant Press Seller shall transfer in favor of Buyer all the share certificates owned by such Press Seller, shall endorse and deliver such share certificates to Buyer, shall execute the Letter Requesting Recording of Share Transfer and update the share registry book to cause the name of Nidec Motor Corporation to be registered in the shareholders’ ledger of Ealing Compañía de Gestiones y Participaciones S.A. as owner of such shares.

vii.	United States In relation to the membership interests of Embraco US, the relevant Press Seller shall:

A.
have caused the Luxembourg Migration to be consummated and Embraco US to be validly organized, including by (a) filing in the office of the Secretary of State of the State of Delaware (i) a Certificate of Limited Liability Company Domestication and (ii) a Certificate of Formation, which, in the case of both of the foregoing clauses (a) and (b), shall be executed in accordance with the laws of the State of Delaware.

B.
transfer 100% of the membership interests in Embraco US to Nidec Motor Corporation by way of a membership interest transfer agreement in accordance with the terms of the operating agreement of Embraco US, duly executed between Whirlpool International Holdings S.à.r.l. as transferor and Nidec Motor Corporation as transferee.”

2.4	Section 2.2.7 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“each Press Seller shall deliver the written resignation of each of the individuals set forth on Schedule 2.2.2(iv)(A), Schedule 2.2.2(iv)(B) and Schedule 2.2.7 of the Transferred Press Subsidiaries from his or her office as set forth on such schedule, to take effect as of the Closing Date; and”

2.5	Section 2.2.9 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“In relation to BESCO and EECON, Buyer shall cause Nidec Europe to deliver to the relevant Press Sellers the application documents required to be issued by Nidec Europe or its representatives or duly signed by Nidec Europe or its representatives in order to effect the BESCO Regulatory Approvals and the EECON Regulatory Approvals.”

2.6	Section 2.3.1 of the Purchase Agreement is hereby amended by deleting the “and” placed directly before Section 2.3.1(v) and by adding the following clause as Section 2.3.1(vi):

“; and (vi) plus the Restructuring Fee.”

2.7
Section 2.3.2 of the Purchase Agreement is hereby amended by deleting the “and” placed directly before Section 2.3.1(v) and by adding the following clauses as Section 2.3.2(vi), 2.3.2(vii) and Section 2.3.2(viii):

“; (vi) plus the Restructuring Fee; (vii) minus the BSH Amount; and (viii) plus the Mid-Month Adjustment Amount.”

2.8	Section 2.3.3 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

"Seller has delivered to Buyer: (i) an estimated Closing Balance Sheet (the "Estimated Closing Balance Sheet") prepared on the basis of the Accounting Principles; (ii) its estimate of Transaction Expenses ("Estimated Transaction Expenses"); (iii) its estimate of Closing Cash on Hand ("Estimated Closing Cash on Hand"); (iv) its estimate of Working Capital as of the close of business on the Closing Date (without giving effect to the transactions contemplated hereby) ("Estimated Working Capital"); (v) its estimate of Closing Indebtedness ("Estimated Closing Indebtedness"); (vi) the Restructuring Fee; and, based thereon, (viii) its calculation of the Estimated Purchase Price, each of which shall be conclusive for purposes of the purchase price adjustment in Section 2.5."

2.9	Section 2.3.4 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“As promptly as reasonably practicable following the Closing Date, but no later than 30 days after the Closing Date, Buyer shall complete a physical inventory of the Press Business as of the Reference Date. Such physical inventory shall be conducted in a manner consistent with the Press Business’s past practices of inventory determination and valuation. Buyer will provide Seller with prior written notice of the date or dates on which the physical inventory will be taken and will provide Seller with a reasonable opportunity to observe each physical inventory. Not more than 75 days following the completion of such physical inventory, Buyer shall prepare and deliver to Seller: (i) an aggregated balance sheet of the Press Business as of the close of business on the Reference Date (without giving effect to the transactions contemplated hereby and excluding inter-company payables and receivables between Transferred Press Subsidiaries) (the “Closing Balance Sheet”), prepared on the basis of the Accounting Principles; (ii) a statement of its calculation of Final Mid-Month Adjustment Amount; (iii) a statement of Final Transaction Expenses as of the close of business on the Closing Date; and (iv) based on the Closing Balance Sheet, its calculation of Final Working Capital and Final Closing Indebtedness in each case, as of the close of business on the Reference Date (without giving effect to the transactions contemplated hereby) (together with Final Mid-Month Adjustment Amount, the “Closing Statement”).

2.10	Section 2.6.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Attached as Schedule 2.6.1 is the statement for purposes of allocating the enterprise value of $1,080,000,000 as a basis for the calculation of the Estimated Purchase Price and the Final Purchase Price as contemplated by this Agreement (the “Purchase Price Allocation” or the “Final Allocation”).

2.11	Section 2.7 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“2.7    Local Payments

Payments made to each Press Seller in accordance with the Purchase Price Allocation shall be paid to the relevant Press Seller using the applicable bank account details set forth on Schedule 2.7 in US dollars; provided, however, the Parties agree that payments made with respect to the acquisition of 99.99% of the quotas in Embraco Brazil shall be paid to the relevant Press Seller in local currency.

3	Article 3

3.1	Section 3.26 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of such section:

“Notwithstanding anything else to the contrary in this Agreement, Seller and the Press Sellers make no representations or warranties with respect to the Riva Property.”

4	Article 5

4.1	Section 5.1.5(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Attached as Schedule 5.1.5(i) is Seller’s legal structure chart of the Transferred Press Subsidiaries to be sold by the Press Sellers to Buyer pursuant to this Agreement (the “Restructuring Plan”) as agreed by the Parties. Seller may in good faith, with the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, periodically revise the Restructuring Plan. The separation of the Press Business from Seller and the Press Sellers, including as contemplated by the Restructuring Plan and any revisions thereto, (x) shall not materially adversely affect the operation of the Press Business after Closing and (y) shall be structured in Italy as a contribution in kind of a going concern (conferimento in natura di ramo d’azienda) to Italy Newco.”

4.2	Section 5.1.5(ii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“[Reserved]”

4.3	Section 5.1.5(iv) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Attached as Schedule 5.1.5(iv) is the Micro Plan as agreed by the Parties. Seller may in good faith, with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) periodically revise the Micro Plan. The Micro Plan, as it may be so revised, shall be implemented and effected by Seller and its Affiliates prior to Closing.”

4.4	Section 5.1.14(i) of the Purchase Agreement is hereby amended by adding the following sentence to the end of such section:

“The Parties acknowledge that, as at the Closing, the schedules to the Transitional Services Agreement do not include any services.”

4.5	Section 5.2 of the Purchase Agreement is hereby amended by adding the following as Section 5.2.9:
“From Closing to and through the last day of the month in which the Closing occurs, to the extent (i) Buyer or its Subsidiaries do not carry on the Press Business only in the Ordinary Course of Business or take any action, that if taken by Seller or a Press Seller prior to Closing would breach the obligations set forth in Section 5.1.1, and (ii) such action has an impact on the Mid-Month Adjustment Amount, the Mid-Month Adjustment Amount shall be adjusted to remove such impact.”

4.6	Article 5 of the Purchase Agreement is hereby amended by adding the following as Section 5.3:

“5.3	China Regulatory Approvals

5.3.1
The Parties shall cooperate to finalize the application documents required for the BESCO Regulatory Approvals and the EECON Regulatory Approvals by the Closing Date. Seller, the Press Sellers, Buyer and Nidec Europe shall procure that all applications required for BESCO, EECON, the Press Sellers and Nidec Europe to obtain the BESCO Regulatory Approvals and the EECON Regulatory Approvals shall be submitted by BESCO and EECON as promptly as practicable and in any event within thirty (30) days of the Closing Date. Following submission of such applications, Seller, the Press Sellers, Buyer and Nidec Europe shall use their reasonable best efforts to obtain the BESCO Regulatory Approvals and the EECON Regulatory Approvals as promptly as practicable, and Seller, the Press Sellers, Buyer and Nidec Europe shall fully cooperate with each other in connection therewith.

5.3.2
The Parties shall procure that Buyer (or one or more of its Affiliates), on and from the Closing Date, obtains the benefits and bears the economic burdens attributable to ownership of BESCO and EECON. On and from the Closing Date, BESCO and EECON shall be operated for the sole benefit, and at the sole direction, of Buyer, and Seller and the applicable Press Sellers shall instruct the legal representative of each of BESCO and EECON to act as directed by Buyer. Without limiting the foregoing, on and from the Closing Date, Buyer shall have the right to all information of BESCO and EECON and to direct material decisions of EECON and BESCO as to: (i) selling and purchasing of goods and services; (ii) managing financial assets; (iii) selecting, acquiring and disposing of assets; (iv) researching and developing new products and processes; (v) determining a funding structure and obtaining funding; (vi) operating and capital matters, including budgets; and (vi) appointing, remunerating or terminating key management personnel.

5.3.3
In furtherance of the obligations set forth in Section 5.3.2, Seller and the Press Sellers shall not take any action that would cause any BESCO Seller Leakage on and from the Closing Date to and including the BESCO License Date or EECON Seller Leakage on and from the Closing Date to and including the EECON License Date.

4.7	Article 5 of the Purchase Agreement is hereby amended by adding the following as Section 5.4:

“5.4     Riva Property Contribution Agreement
The Parties agree that any actions taken by the Parties after the Closing Date with respect to matters governed by the Riva Property Contribution Agreement shall be governed pursuant to the terms of the Riva Property Contribution Agreement.”

5	Article 9

5.1	Section 9.1 of the Purchase Agreement is hereby amended by adding the following provisions as Section 9.1.7 and Section 9.1.8, respectively:

“9.1.7    any or both of BESCO, and Nidec Europe, as owner of BESCO, not obtaining the BESCO Regulatory Approvals applicable to such Person within three months of the date the applications required for the BESCO Regulatory Approvals are submitted solely as a result of Seller breaching its obligations under this Agreement; provided, however, that the aggregate liability of Seller to Buyer Indemnitees with respect to claims for indemnification based on this Section 9.1.7 shall not exceed $4,700,000; and

9.1.8    any or both of EECON, and Nidec Europe, as owner of EECON, not obtaining the EECON Regulatory Approvals applicable to such Person within three months of the date the applications required for the EECON Regulatory Approvals are submitted solely as a result of Seller breaching its obligations under this Agreement; provided, however, that the aggregate liability of Seller to Buyer Indemnitees with respect to claims for indemnification based on this Section 9.1.8 shall not exceed shall not exceed $21,500,000.”

6	Article 10

6.1	Section 10.1 of the Purchase Agreement is hereby amended by adding the following sections as Section 10.1.5:

“10.1.5    Chinese Share Transfer Reporting

i.
Seller shall prepare, or cause to be prepared, the Chinese Tax Filings. In connection with the preparation of the Chinese Tax Filings, the Parties agree that for purposes of determining the amount of income Tax due and payable to any Taxing Authorities of the People’s Republic of China on the China-related transactions contemplated by this Agreement (“Chinese Tax Amount”), such Chinese Tax Amount shall be calculated on the basis of the net capital gain realized for tax purposes as a result of such China-related transfers (as opposed to the gross purchase price allocable to such China-related transfers as set forth in Annex D). In connection with the preparation of the Chinese Tax Filings, Seller may discuss and confirm the taxable income, tax basis and Chinese Tax Amount payable arising from each China-related transfer with the appropriate Taxing Authorities per local practice. Seller shall promptly deliver to Buyer a draft of the Chinese Tax Filings for Buyer’s review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed). Seller shall revise the Chinese Tax Filings to reflect mutually agreed comments received from Buyer prior to submission.

ii.
After Seller has finalized the Chinese Tax Filings in accordance with Section 10.1.5(i), Seller shall timely file, or cause to be timely filed, such report as prepared pursuant to Section 10.1.5(i) above.

iii.
Notwithstanding anything to the contrary in this Agreement but subject to Section 10.1.5(iv), the Parties agree that Seller shall be solely responsible for the reporting and payment of any Chinese Tax Amount imposed by the Chinese Taxing Authorities on the China-related transactions contemplated by this Agreement. Seller shall timely pay, or cause to be timely paid, any Chinese Tax Amount imposed by Chinese Taxing Authorities on the China-related transactions contemplated by this Agreement. As soon as practicable after payment by Seller of any Chinese Tax Amount pursuant to this Section 10.1.5(iii), Seller shall deliver to Buyer a certified copy of the receipt(s) issued by the appropriate Chinese Taxing Authorities evidencing the payment.

iv.
Only if Seller fails to comply with its obligation pursuant to Section 10.1.5(iii) to timely pay, or cause to be timely paid, the Chinese Tax Amount (if any) imposed by the Chinese Taxing Authorities on the transactions contemplated by this Agreement, Buyer shall have the right pursuant to Section 2.8 to withhold such Chinese Tax Amount that may be imposed on the China-related transactions contemplated by this Agreement. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.”

7	Annex A

7.1	Part B of Annex A of the Purchase Agreement is hereby amended and restated by deleting Part B in its entirety and replacing such part with the following:
“Part B: Press Seller / Transferred Press Subsidiary / Press Shares

Press Seller	Transferred Press Subsidiary	Press Shares (% Ownership)
Whirlpool Overseas Holdings, LLC	Beijing Embraco Snowflake Compressor Company Limited	USD 2,124,000 (2.26%)
Whirlpool S.A.	Beijing Embraco Snowflake Compressor Company Limited	USD 63,006,000 (66.92%)
	Qingdao EECON Electronic Controls & Appliances Co., Ltd.	USD 1,988,000 (100%)
	Embraco Indústria de Compressores e Soluções em Refrigeração Ltda.	BRL 545,143,024 (99.99%)
	Ealing Compañia de Gestiones y Participaciones S.A.	1,002,160 (100%)
Whirlpool do Brasil Ltda.	Embraco Indústria de Compressores e Soluções em Refrigeração Ltda.	BRL 100 (0.01%)
	Embraco Slovakia s.r.o	EUR 996 (0.0033%)
Embraco Europe s.r.l.	Embraco Slovakia s.r.o	EUR 37,971,483 (99.9967%)
	Embraco RUS Limited Liability Company	RUR 15 (0.01%)
	Embraco Eurosales s.r.l.	EUR 5,000,000(100%)
Whirlpool International Holdings Sàrl	Embraco NA Manufacturing LLC	USD 14,049 (100%)

7.2	Part C of Annex A of the Purchase Agreement is hereby amended by deleting item 5 and sequentially numbering former items 6, 7 and 8 as 5, 6 and 7, respectively.

7.3	Part C of Annex A of the Purchase Agreement is hereby amended by deleting from item 7 “Up Points” in the parenthetical located therein.

7.4	Part E of Annex A of the Purchase Agreement is hereby amended by:

7.4.1	deleting the word “and” from the end of item 13;

7.4.2	re-numbering former item 14 as item 15; and

7.4.3	adding the following as new item 14: “all shares, quotas or equity interests held by Seller, the Press Sellers or their respective Affiliates in Up Points Serviços Empresariais S.A.; and”.

7.5
The Purchase Agreement is hereby amended by adding Annex B hereto as Annex B of the Purchase Agreement, Annex C hereto as Annex C of the Purchase Agreement, Annex D hereto as Annex D of the Purchase Agreement, Annex E hereto as Annex E of the Purchase Agreement and Annex F hereto as Annex F of the Purchase Agreement, respectively.

8	Schedules
The Schedules to the Purchase Agreement are hereby amended as follows:

8.1	Schedule 1.1H is hereby amended and restated in its entirety by replacing such Schedule with Schedule 1.1H attached hereto.

8.2	Schedule 1.4 is hereby amended and restated in its entirety by replacing such Schedule with Schedule

1.4 attached hereto.

8.3	Schedule 1.5 is hereby amended and restated in its entirety by replacing such Schedule with Schedule 1.5 attached hereto.

8.4	Schedule 1.6 attached hereto is hereby added as Schedule 1.6 to the Purchase Agreement.

8.5	Schedule 2.2.2(iv)(A) attached hereto is hereby added as Schedule 2.2.2(iv)(A) to the Purchase Agreement.

8.6	Schedule 2.2.2(iv)(B) attached hereto is hereby added as Schedule 2.2.2(iv)(B) to the Purchase Agreement.

8.7	Schedule 2.2.7 attached hereto is hereby added as Schedule 2.2.7 to the Purchase Agreement.

8.8	Schedule 2.6.1 attached hereto is hereby added as Schedule 2.6.1 to the Purchase Agreement.

8.9	Schedule 2.7 attached hereto is hereby added as Schedule 2.7 to the Purchase Agreement.

8.10	Schedule 3.2.2 is hereby amended and restated in its entirety by replacing such Schedule with Schedule 3.2.2 attached hereto.

8.11	Schedule 3.3.1 is hereby amended and restated in its entirety by replacing such Schedule with Schedule 3.3.1 attached hereto.

8.12	Schedule 3.3.3 is amended and restated in its entirety by replacing such Schedule with Schedule 3.3.3 attached hereto.

8.13	Schedule 3.6 is hereby amended by deleting paragraph 1.2 from Section 1 (Conditions to transfer of Press Shares).

8.14	Schedule 3.12.1(i) is hereby amended by deleting items 437, 438, 439 and 440 from Section 1 (Trademarks) and sequentially re-numbering all succeeding items to account for such deletion.

8.15	Schedule 3.18.3(i) is hereby amended by deleting the column titled “Up Points” in its entirety.

8.16	Schedule 5.1.5 is hereby amended and restated in its entirety by replacing such Schedule with Schedule 5.1.5(i) attached hereto.

8.17	Schedule 5.1.5(iv) attached hereto is hereby added as Schedule 5.1.5(iv) to the Purchase Agreement.

8.18	Schedule 9.9 is hereby amended and restated in its entirety by replacing such Schedule with Schedule 9.9 attached hereto.

9	No Other Amendments.
Except as specifically amended hereby, the Agreement shall continue in full force and effect as written.

10	Incorporation by Reference.
The provisions of Sections 11.2, 11.3, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11, 11.12, 11.13, 11,14, 11.15 and 11.16 of the Purchase Agreement are hereby incorporated into this Amendment as if fully set forth herein.

[Signature page follows]

In witness whereof, the Parties have duly executed this Amendment as of the date first above written.

NIDEC CORPORATION

By:    /s/ Takamitsu Araki
Name: Takamitsu Araki
Title: Attorney-In-Fact

In witness whereof, the Parties have duly executed this Amendment as of the date first above written.

WHIRLPOOL CORPORATION

By:    /s/ Marc Bitzer
Name: Marc Bitzer
Title: Chairman and Chief Executive Officer

In witness whereof, the Parties have duly executed this Amendment as of the date first above written.

WHIRLPOOL S.A.

By:    /s/ João Carlos Costa Brega
Name: João Carlos Costa Brega
Title: Director

WHIRLPOOL S.A.

By:    /s/ Bernardo Ribeiro dos Santos Galina
Name: Bernardo Ribeiro dos Santos Galina
Title: Director

In witness whereof, the Parties have duly executed this Amendment as of the date first above written.

Whirlpool do Brasil Ltda.

By:    /s/ João Carlos Costa Brega
Name: João Carlos Costa Brega
Title: Administrador

Whirlpool do Brasil Ltda.

By:    /s/ Bernardo Ribeiro dos Santos Galina
Name: Bernardo Ribeiro dos Santos Galina
Title: Administrador

In witness whereof, the Parties have duly executed this Amendment as of the date first above written.

EMBRACO EUROPE S.R.L.

By:    /s/ Luigi La Morgia
Name: Luigi La Morgia
Title: Sole Director

In witness whereof, the Parties have duly executed this Amendment as of the date first above written.

WHIRLPOOL INTERNATIONAL HOLDINGS Sàrl

By:    /s/ Dimitri Storme
Name: Dimitri Storme
Title: Class A Manager

WHIRLPOOL INTERNATIONAL HOLDINGS Sàrl

By:    /s/ Tony Whiteman
Name: Tony Whiteman
Title: Class B Manager

In witness whereof, the Parties have duly executed this Amendment as of the date first above written.

WHIRLPOOL OVERSEAS HOLDINGS, LLC

By:    /s/ Matthew M. Nochowitz
Name: Matthew M. Nochowitz
Title: President